Exhibit 99.1


Speedway Motorsports Reports Record Results for the Three and Six
Months Ended June 30, 2004 and Reaffirms Full Year 2004 Earnings
Guidance

    CONCORD, N.C.--(BUSINESS WIRE)--Aug. 4, 2004--Speedway Motorsports, Inc. (NYSE:TRK) today reported record revenues and net income for the three and six months ended June 30, 2004, and reaffirmed full year 2004 earnings per share guidance of $1.70 to $1.80. Second quarter 2004 results include total revenues of $164.9 million, net income of $39.9 million and diluted earnings per share of $0.92, and six-month 2004 results include total revenues of $287.0 million, net income of $64.6 million and diluted earnings per share of $1.49.

    Second Quarter Comparison

    The second quarter 2004 GAAP results reflect NASCAR racing events held at Texas Motor Speedway that were reported in the first quarter 2003. This change had no impact on the comparability of six month results. For second quarter 2004 as compared to 2003:

    -- 2004 total revenues increased 50% or $55.0 million to $164.9 million;

    -- 2004 net income increased 271% or $29.1 million to $39.9 million;

    -- 2004 diluted earnings per share increased 268% or $0.67 to $0.92; and

    -- 2003 results reflect after tax charges for debt refinancing and FTC settlement aggregating $9.4 million or $0.22 per diluted share/a.

    The second quarter 2004 results are not directly comparable to 2003 because the NASCAR NEXTEL Cup and Busch Series racing events at Texas Motor Speedway held and reported in the current quarter were held and reported in the first quarter 2003. When comparing similar major race schedules in 2003 and 2004, which include the Texas Motor Speedway NASCAR events, the second quarter 2004 non-GAAP (using other than generally accepted accounting principles) results reflect increases in:

    --  total revenues of 9% or $14.0 million;

    --  net income of 51% or $13.4 million; and

    --  diluted earnings per share of 48% or $0.30.

    GAAP and Non-GAAP Reconciliation

    The following schedule reconciles second quarter 2003 non-GAAP financial information presented above that has been adjusted to include the approximate results of Texas Motor Speedway's 2003 NASCAR NEXTEL and Busch Series racing events held in the first quarter 2003 as previously discussed. Such information is presented for comparing the results from similar major race schedules in the second quarter 2003 and 2004. However, such information should not be considered as alternatives to revenues, net income or diluted earnings per share determined in accordance with GAAP.


                             Second
                             Quarter       Second Quarter 2003
                              2004
                            --------------------------------------
                               As       As                    As
                             Reported Reported             Adjusted
                             (GAAP)   (GAAP)   Adjustments (Non-GAAP)
                            --------------------------------------
                            (in thousands, except per share amounts)

Total revenues              $164,855 $109,825   $41,082   $150,907
Net income                    39,868   10,749    15,737     26,486
Diluted earnings per share     $0.92    $0.25     $0.37      $0.62


    Year to Date Comparison

    For the 2004 six-month period GAAP results as compared to 2003:

    -- 2004 total revenues increased 12% or $31.1 million to $287.0 million;

    -- 2004 net income increased 42% or $19.0 million to $64.6 million; and

    -- 2004 diluted earnings per share increased 39% or $0.42 to $1.49; and

    -- 2003 results reflect after tax charges for debt refinancing and FTC settlement aggregating $9.4 million or $0.22 per diluted share/a.

    /a: Such charges are associated with second quarter 2003 replacement of the Company's bank credit facility, issuance of $230.0 million of 6 3/4% senior subordinated notes, early redemption of $250.0 million of 8 1/2% senior subordinated notes, and refunds pursuant to a settlement with the Federal Trade Commission (FTC) and the Company's wholly-owned subsidiary Oil-Chem Research Corp.

    2004 Second Quarter Highlights

    Second quarter highlights include Elliot Sadler winning the Samsung/RadioShack 500 NASCAR NEXTEL Cup Series race at Texas Motor Speedway in front of near sell-out crowds. Promotional efforts at Lowe's Motor Speedway attracted good crowds for the NASCAR NEXTEL All-Star Challenge won by Matt Kenseth and the Coca-Cola 600 NEXTEL Cup Series race dominated by Jimmie Johnson. Jeff Gordon recorded a win in the Dodge Save/Mart 350 NEXTEL Cup Series race at his exciting home track, Infineon Raceway. Other highlights include the second largest attendance ever at the Bombardier 500K IRL IndyCar Series race, and strong attendance at the O'Reilly 400K NASCAR Craftsman Truck Series race, at Texas Motor Speedway.
    "We are extremely pleased to report record results year to date reflecting increases in all revenue categories, with strong growth in both broadcast and sponsorships," stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. "We are encouraged by year to date increases in our hospitality, advertising and other event related revenues and corporate sales are starting to revive. These trends, along with adding a second NASCAR NEXTEL Cup and Busch Series racing weekend at Texas Motor Speedway beginning in November 2005, bring us strong growth visibility for 2005 and beyond."
    "We were able to mediate a successful resolution with NASCAR and International Speedway Corporation regarding the Ferko litigation," stated H.A. Wheeler, president and chief operating officer of Speedway Motorsports. "The net results of the settlement include the additional NASCAR double header weekend at Texas, along with us acquiring North Carolina Speedway for approximately $100 million. This is positive for the entire industry, and we look forward to working together with NASCAR to grow motorsports for our fans, broadcasters, sponsors, team owners and drivers, further strengthening the sport's long-term appeal."
    Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway, Texas Motor Speedway and recently acquired North Carolina Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiary, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 725 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.
    This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, financing needs, insurance, litigation, and economic conditions. These factors and other factors, including those contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.
    Note: Speedway Motorsports will host a conference call and web-cast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 877-616-4485 for US and Canadian calls or 706-643-3796 for International calls. The reference number is 8031699. A web-cast of the call by CCBN can be accessed at the Company's website at www.gospeedway.com. To listen to a playback of the call, you may dial 800-642-1687 (US or Canada) or 706-645-9291 (International) beginning after 12:00 noon (ET) August 4th through midnight (ET) August 18th. The reference number is 8031699. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; and Marylaurel E. Wilks, Vice President, Communications and General Counsel.


Speedway Motorsports, Inc. and Subsidiaries
Selected Financial
 Data - Unaudited

For The Three and Six Months Ended June 30, 2004 and 2003
(In thousands except per share amounts)

                             Three Months Ended    Six Months Ended
                          --------------------------------------------
INCOME STATEMENT DATA        6/30/2004 6/30/2003  6/30/2004 6/30/2003
----------------------------------------------------------------------

REVENUES:
  Admissions                   $53,965   $35,703   $102,804   $97,527
  Event related revenue         51,588    37,055     83,679    78,098
  NASCAR broadcasting
   revenue                      46,855    28,907     77,319    63,628
  Other operating revenue       12,447     8,160     23,227    16,648
----------------------------------------------------------------------
     Total Revenues            164,855   109,825    287,029   255,901
----------------------------------------------------------------------
EXPENSES AND OTHER:
  Direct expense of events      28,452    20,435     47,849    44,262
  NASCAR purse and sanction
   fees                         32,316    20,350     54,041    47,760
  Other direct operating
   expense                      10,469     6,667     20,544    14,736
  General and administrative    17,581    15,921     34,091    31,250
  Depreciation and amortization  8,753     8,473     17,777    16,926
  Interest expense, net          3,894     6,472      8,328    11,578
  Loss on early debt
   redemption and refinancing       --    12,800         --    12,800
  FTC refund claims
   settlement                       --     1,141         --     1,141
  Other expense (income), net   (2,335)      (58)    (2,225)      253
----------------------------------------------------------------------
     Total Expenses and Other   99,130    92,201    180,405   180,706
----------------------------------------------------------------------
Income Before Income Taxes      65,725    17,624    106,624    75,195
Income Tax Provision            25,857     6,875     42,012    29,564
----------------------------------------------------------------------
NET INCOME                     $39,868   $10,749    $64,612   $45,631
----------------------------------------------------------------------

Basic Earnings Per Share         $0.92     $0.25      $1.50     $1.08
Weighted average shares
 outstanding                    43,165    42,379     43,082    42,369

Diluted Earnings Per Share       $0.92     $0.25      $1.49     $1.07
Weighted average shares
 outstanding                    43,531    42,670     43,432    42,643


BALANCE SHEET DATA             6/30/04  12/31/03
-------------------------------------------------

Cash and cash equivalents     $177,427  $134,472
Total current assets           247,031   204,748
Property and equipment, net    909,477   886,700
Goodwill and other intangible
 assets, net                    61,212    61,337
Total assets                 1,254,236 1,190,556

Current liabilities            137,860   135,969
Revolving credit facility
 borrowings                     50,000    60,000
Deferred race event income,
 net                            65,200    94,962
Total long-term debt           330,347   340,367
Total liabilities              630,434   642,482
Total stockholders' equity    $623,802  $548,074
-------------------------------------------------

    CONTACT: Speedway Motorsports, Inc.
             Lauri Wilks, 704-455-3239